Exhibit 6.32.2

Alabama REALTORS® 2024
Counter-Offer 1 To Purchase Agreement

This Counter-Offer is made by Estate of Evelyn S. Rich ("Seller") to Arrived Holdings Inc. ("Buyer") for the property located at 6079 Thorntons Way Circle Northwest, Huntsville, AL 35810 ("Property") and incorporates the terms in the Purchase Agreement ("Agreement") except as changed below or made and initialed in the Agreement.

1. **Seller's Counter-Offer**: Seller rejects Buyer's offer or Counter-Offer and counters.

(Check one) ☐ As marked and initialed on Agreement attached; or ☐ As follows:
☑ Purchase Price: $290,000* ☐ Seller's Contribution: $
☐ Other Provisions:

*Despite the counter being submitted after the 7:00 pm August 21, 2024 deadline, both parties agree to all other provisions in Purchase Agreement dated August 20, 2024.

i. Seller reserves the right to accept any other Offer prior to Buyer's written and received acceptance of this Counter-Offer. Buyer's acceptance will not be valid until received and acknowledged by Lisa Johnson ("Listing Agent") below.
ii. This Counter-Offer is void if withdrawn in writing or a signed copy of this Agreement is not delivered to the Listing Agent by ____ ☐ a.m. ☐ p.m. on ____________ (date).
iii. Upon acceptance and acknowledgment by the Listing Agent below, this Counter-Offer, together with the unchanged terms of the Agreement and any addendums, shall compose the entire agreement between the parties.

Estate of Evelyn S. Rich — dotloop verified 08/21/24 6:38 PM PDT DDMT-1VCR-VGVG-IWQ0	
Seller Signature Date	Seller Signature Date

2. **Buyer's Response to Seller's Counter-Offer:** Buyer responds to Seller's Counter-Offer as initialed below.

A. JT 08/21/24 **(Buyer(s) Initials) Buyer accepts Seller's Counter-Offer.**

Jeff Talbert on behalf of Arrived Holdings, Inc. And/Or Assigns — dotloop verified 08/21/24 7:35 PM PDT N4BS-0A3F-E4DA-OHIR	
Buyer Signature Date	Buyer Signature Date

B. **(Buyer(s) Initials) Buyer rejects Seller's Counter-Offer and counters.**

(Check one) ☐ As marked and initialed on Purchase Agreement attached; or ☐ As follows:
☐ Purchase Price: $ ☐ Seller's Contribution: $
☐ Other Provisions:

i. Seller's acceptance will not be valid until received and acknowledged by ____________ ("Selling Agent") below.
ii. This Counter-Offer is void if withdrawn in writing or a signed copy of this Agreement is not delivered to the Selling Agent by ____ ☐ a.m. ☐ p.m. on ____________ (date).

iii. Upon acceptance and acknowledgment by the Selling Agent below, this Counter-Offer, together with the unchanged terms of the Purchase Agreement and any addendums, shall compose the entire agreement between the parties.

Buyer Signature Date	Buyer Signature Date

C. ☐ ☐ **(Buyer(s) Initials) Buyer rejects Seller(s) Counter-Offer.**

3. **Seller's Response to Buyer's Counter-Offer:** Seller responds to Buyer's Counter-Offer as initialed below.

A. ☐ ☐ **(Seller(s) Initials) Seller accepts Buyer's Counter-Offer.**

Seller Signature Date	Seller Signature Date

B. ☐ ☐ **(Seller(s) Initials) Seller counters using attached Counter-Offer Form _____(number).**

C. ☐ ☐ **(Seller(s) Initials) Seller rejects Buyer's Counter-Offer.**

4. **Agreement Acceptance Date: ________________________ (date to begin performance)**

Susanne Flynn (dotloop verified 08/21/24 9:34 PM CDT KSU3-MI4Z-11GM-9TUJ) **(Agent's Signature)** ☑ Selling Agent ☐ Listing Agent confirms that the Agreement was accepted and signed by both parties. Upon confirmation by the Agent, Agent will deliver copies of this signed Agreement with any addendums to all parties (and/or their representatives).